Exhibit 4.1

EXECUTION VERSION

ACTAVIS, INC.,

as Company,

ACTAVIS PLC,

as Guarantor,

and

Wells Fargo Bank, National Association,

as Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of October 1, 2013

to the Indenture dated as of August 24, 2009

5.000% Senior Notes due 2014

1.875% Senior Notes due 2017

6.125% Senior Notes due 2019

3.250% Senior Notes due 2022

4.625% Senior Notes due 2042

TABLE OF CONTENTS

		Page
	ARTICLE 1
	APPLICATION OF SUPPLEMENTAL INDENTURE

Section 1.01	Application of Fourth Supplemental Indenture	2

	ARTICLE 2
	DEFINITIONS

Section 2.01	Certain Terms Defined in the Indenture	2
Section 2.02	Definitions	3

	ARTICLE 3
	GUARANTEE

Section 3.01	Unconditional Guarantee	3
Section 3.02	Limitation on Guarantor Liability	4
Section 3.03	Execution and Delivery of Guarantee	5
Section 3.04	Defeasance or Discharge	5
Section 3.05	Waiver of Subrogation	5
Section 3.06	Guaranteed Obligations Not Reduced	6
Section 3.07	Guaranteed Obligations Reinstated	6
Section 3.08	Waiver	6
Section 3.09	No Obligation To Take Action Against the Company	6
Section 3.10	Default and Enforcement	7
Section 3.11	Amendment Etc.	7
Section 3.12	Acknowledgment	7
Section 3.13	Costs and Expenses	7
Section 3.14	No Merger or Waiver; Cumulative Remedies	7
Section 3.15	Guarantee in Addition to Other Guaranteed Obligations	7
Section 3.16	Successors and Assigns	8

	ARTICLE 4
	ADDITIONAL EVENT OF DEFAULT WITH RESPECT TO THE NOTES

Section 4.01	Event of Default	8

	ARTICLE 5
	APPLICATION OF MONEY COLLECTED

Section 5.01	Application of Money Collected	8

i

	ARTICLE 6

	MISCELLANEOUS

Section 6.01	Conflict with Trust Indenture Act	8
Section 6.02	New York Law to Govern	8
Section 6.03	Counterparts	9
Section 6.04	Separability Clause	9
Section 6.05	Ratification	9
Section 6.06	Effectiveness	9
Section 6.07 Trustee’s Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.		9

ii

FOURTH SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of October 1, 2013, among ACTAVIS, INC., formerly known as WATSON PHARMACEUTICALS, INC., a Nevada corporation (the “Company”), ACTAVIS PLC (the “Guarantor”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of August 24, 2009 (the “Base Indenture,” and together with the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture (each as defined below) and this Fourth Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of Securities to be issued in one or more series as provided in the Indenture;

WHEREAS, the Company executed and delivered a First Supplemental Indenture, dated as of August 24, 2009 (the “First Supplemental Indenture”), pursuant to Section 201 of the Base Indenture to establish the form, and pursuant to Section 301 of the Base Indenture to provide for the issuance, of a series of its senior notes designated as its 5.000% Senior Notes due August 15, 2014 (the “2014 Notes”) and a series of its senior notes designated as its 6.125% Senior Notes due August 15, 2019 (the “2019 Notes”) in an initial aggregate principal amount of $450,000,000 in the case of the 2014 Notes and $400,000,000 in the case of the 2019 Notes;

WHEREAS, the Company executed and delivered a Second Supplemental Indenture, dated as of May 7, 2010 (the “Second Supplemental Indenture”), pursuant to Section 901(3) of the Base Indenture to amend Section 501 of the Base Indenture to provide for an additional event of default;

WHEREAS, the Company executed and delivered a Third Supplemental Indenture, dated as of October 2, 2012 (the “Third Supplemental Indenture”), pursuant to Section 201 of the Base Indenture to establish the form, and pursuant to Section 301 of the Base Indenture to provide for the issuance, of a series of its senior notes designated as its 1.875% Senior Notes due 2017 (the “2017 Notes”), a series of its senior notes designated as its 3.250% Senior Notes due 2022 (the “2022 Notes”) and a series of its senior notes designated as its 4.625% Senior Notes due 2042 (the “2042 Notes,” and together with the 2014 Notes, the 2019 Notes, the 2017 Notes and the 2022 Notes, the “Notes” and each of the 2042 Notes, 2022 Notes, 2017 Notes, 2019 Notes and 2014 Notes, a series of Securities under the Indenture), in an initial aggregate principal amount of $1,200,000,000 in the case of the 2017 Notes, $1,700,000,000 in the case of the 2022 Notes and $1,000,000,000 in the case of the 2042 Notes;

WHEREAS, Section 901(10) of the Base Indenture provides, among other things, that the Company and the Trustee may enter into one or more indentures supplemental to the Base Indenture, without the consent of any Holders of Securities of any series, to make any modifications or add other provisions; provided that such action shall not adversely affect the interests of Holders of Securities of any series;

WHEREAS, Section 901(3) of the Base Indenture provides that the Company and the Trustee may add any additional Events of Default for the benefit of the Holders of all or any series of Securities, without the consent of any Holders of Securities of any series;

WHEREAS, the Guarantor has become the ultimate parent company of the Company and desires to add a covenant to fully and unconditionally guarantee all of the obligations of the Company under the Notes and the Indenture on the terms set forth herein;

WHEREAS, the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Sections 102 and 903 of the Base Indenture to the effect that the execution and delivery of the Fourth Supplemental Indenture is authorized or permitted under the Base Indenture and that all conditions precedent provided for in the Base Indenture to the execution and delivery of this Fourth Supplemental Indenture have been complied with;

WHEREAS, the Company has requested that the Trustee execute and deliver this Fourth Supplemental Indenture; and

WHEREAS, all things necessary have been done by the Company and the Guarantor to make this Fourth Supplemental Indenture, when executed and delivered by the Company and the Guarantor, a valid and legally binding instrument.

NOW, THEREFORE:

In consideration of the premises stated herein, the Company, the Guarantor and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of each series of Notes as follows:

ARTICLE 1

APPLICATION OF SUPPLEMENTAL INDENTURE

Section 1.01 Application of Fourth Supplemental Indenture. Notwithstanding any other provision of this Fourth Supplemental Indenture, all provisions of this Fourth Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other series of Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes. Unless otherwise expressly specified, references in this Fourth Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Fourth Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document.

ARTICLE 2

DEFINITIONS

Section 2.01 Certain Terms Defined in the Indenture. For purposes of this Fourth Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Base Indenture, as amended to date and further amended hereby.

Section 2.02 Definitions.

(1) For the benefit of the Holders of each series of the Notes, Section 101 of the Base Indenture shall be amended by adding the following new definitions:

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Guarantee” means the guarantee of the Company’s obligations under the Notes of the applicable series and the Indenture by the Guarantor under this Supplemental Indenture. When used as a verb “Guarantee” shall have a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 3.01(a) hereof.

“Guarantor” means the Person named as the “Guarantor” in the first paragraph of this Fourth Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Guarantor” shall mean such successor Person.

(2) Section 101 of the Base Indenture shall be further amended as follows:

“Opinion of Counsel” shall be amended by inserting the words “or the Guarantor” after “the Company”.

ARTICLE 3

GUARANTEE

Section 3.01 Unconditional Guarantee. With respect to each series of Notes, the Guarantor hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, on a senior unsecured basis to each Holder of that series of Notes and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, that series of Notes or the obligations of the Company to such Holders or the Trustee hereunder or thereunder: (a) (x) the full and punctual payment of the principal of, premium, if any, and interest on the Notes of that series when and as the same shall become due and payable, whether at maturity, upon redemption or repurchase, by acceleration or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes of that series (including interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Company or the Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and (z) the due and punctual payment and performance of all other obligations of the Company, in each case, to the Holders of that series of Notes or the Trustee hereunder or thereunder (including amounts due the Trustee under Section 607 of the Base Indenture), all in accordance with the terms hereof and thereof (collectively, the “Guaranteed Obligations”); and (b) in case of any extension of time of payment or renewal of any Notes of that series or any of such other obligations, the due and punctual payment and performance of Guaranteed Obligations in accordance with the terms of the extension or renewal, whether at maturity, upon redemption or repurchase, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Company to the Holders of a particular series of Notes under the Indenture or under the Notes of that series, for whatever reason, the Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately. An Event of Default under the Indenture or the Notes shall constitute an event of default under the Guarantee with respect to that series of Notes, and shall entitle the Holders of such series of Notes to accelerate the obligations of the Guarantor thereunder in the same manner and to the same extent as the obligations of the Company. The Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantor, and that the Guarantor shall remain bound under this Section 3.01 notwithstanding any extension or renewal of any Guaranteed Obligation.

The Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes of that series or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same, whether or not a Guarantee is affixed to any particular Note, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor. The Guarantor hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Guarantee of a particular series of Notes shall not be discharged except by complete performance of the obligations contained in the Notes of that series, the Indenture and the Guarantee. The Guarantee of each series of Notes is a guarantee of payment and not of collection. If any Holder of a particular series of Notes or the Trustee is required by any court or otherwise to return to the Company or to the Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantor, any amount paid by the Company or the Guarantor to the Trustee or such Holder, the Guarantee of that series of Notes, to the extent theretofore discharged, shall be reinstated in full force and effect. The Guarantor further agrees that, as between it, on the one hand, and the Holders of each series of Notes and the Trustee, on the other hand, (a) subject to this Article Three the maturity of the obligations of a particular series of Notes guaranteed hereby may be accelerated as provided in Article Five of the Base Indenture for the purposes of the Guarantee of that series of Notes, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations of that series of Notes guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Article Five thereof, such obligations of a particular series of notes (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of the Guarantee of that series of Notes.

Section 3.02 Limitation on Guarantor Liability. Each Holder and the Trustee, hereby confirms that it is the intention of all such parties that the Guarantee of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws and result in the obligations of the Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

Section 3.03 Execution and Delivery of Guarantee.

The Guarantor hereby agrees that its Guarantee of a particular series of Notes set forth in Section 3.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note of that series a notation of such Guarantee.

If an Officer of the Guarantor whose signature is on this Fourth Supplemental Indenture no longer holds that office at the time the Trustee authenticates the Note on which such Guarantee is endorsed or at any time thereafter, the Guarantor’s Guarantee of such Note shall nevertheless be valid.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Guarantee set forth in this Fourth Supplemental Indenture on behalf of the Guarantor.

Section 3.04 Defeasance or Discharge.

The Guarantee of the Guarantor shall be released if the Company (1) exercises its option under Section 1302 or 1303 of the Base Indenture or (2) discharges its Obligations under the Indenture in accordance with Section 401 of the Base Indenture.

The Trustee shall execute an appropriate instrument prepared by the Company evidencing the release of the Guarantor from its obligations under its Guarantee upon receipt of a request by the Company or the Guarantor accompanied by an Officers’ Certificate and an Opinion of Counsel certifying as to the compliance with this Section 3.04; provided, however, that the legal counsel delivering such Opinion of Counsel may rely as to matters of fact on one or more Officers’ Certificates of the Company.

Section 3.05 Waiver of Subrogation.

Until the Indenture is discharged and all of the Notes of a particular series are discharged and paid in full, the Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Company’s obligations under that series of Notes or the Indenture and the Guarantor’s obligations under the Guarantee with respect to that series of Notes and the Indenture, in any such instance including any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Holders of a particular series of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from the Company, directly or indirectly, in cash or other assets or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to the Guarantor in violation of the preceding sentence and any amounts owing to the Trustee or the Holders under the Notes, the Indenture, or any other document or instrument delivered under or in connection with such agreements or instruments, shall not have been paid in full, such amount shall have been deemed to have been paid to the

Guarantor for the benefit of, and held in trust for the benefit of, the Trustee or the Holders and shall forthwith be paid to the Trustee for the benefit of itself or such Holders to be credited and applied to the obligations in favor of the Trustee or the Holders, as the case may be, whether matured or unmatured, in accordance with the terms of the Indenture. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the waiver set forth in this Section 3.05 is knowingly made in contemplation of such benefits.

Section 3.06 Guaranteed Obligations Not Reduced.

The obligations of the Guarantor with respect to a particular series of Notes shall not be satisfied, reduced or discharged solely by the payment of such principal, premium, if any, interest, fees and other monies or amounts as may at any time prior to discharge of the Indenture pursuant to Article Four of the Base Indenture be or become owing or payable under or by virtue of or otherwise in connection with the Notes of a particular series or the Indenture.

Section 3.07 Guaranteed Obligations Reinstated.

The obligations of the Guarantor with respect to a particular series of Notes shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced the obligations of the Guarantor with respect to that series of Notes (whether such payment shall have been made by or on behalf of the Company or by or on behalf of the Guarantor) is rescinded or reclaimed from any of the Holders of that series of Notes upon the insolvency, bankruptcy, liquidation or reorganization of the Company or the Guarantor or otherwise, all as though such payment had not been made. If demand for, or acceleration of the time for, payment by the Company or the Guarantor is stayed upon the insolvency, bankruptcy, liquidation or reorganization of the Company or the Guarantor, all such Indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by the Guarantor as provided herein.

Section 3.08 Waiver.

Without in any way limiting the provisions of Section 3.01, the Guarantor hereby waives notice of acceptance hereof, notice of any liability of the Guarantor hereunder, notice or proof of reliance by the Holders of a particular series of notes upon the obligations of the Guarantor, and diligence, presentment, demand for payment on the Company, protest, notice of dishonor or non-payment of any of the Guaranteed Obligations, or other notice or formalities to the Company or the Guarantor of any kind whatsoever.

Section 3.09 No Obligation To Take Action Against the Company.

Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies against the Company or any other Person or any property of the Company or any other Person before the Trustee is entitled to demand payment and performance by the Guarantor of its liabilities and obligations under its Guarantees of a particular series of Notes or under the Indenture.

Section 3.10 Default and Enforcement.

If the Guarantor fails to pay in accordance with Section 3.06 hereof, the Trustee may proceed in its name as trustee hereunder in the enforcement of the Guarantee of a particular series of Notes of the Guarantor and the Guarantor’s obligations with respect to that series of Notes by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from the Guarantor the obligations.

Section 3.11 Amendment Etc.

No amendment, modification or waiver of any provision of the Indenture relating to the Guarantor or consent to any departure by the Guarantor or any other Person from any such provision shall in any event be effective unless it is signed by the Issuer, the Guarantor and the Trustee.

Section 3.12 Acknowledgment.

The Guarantor hereby acknowledges communication of the terms of the Indenture and the Notes and consents to and approves of the same.

Section 3.13 Costs and Expenses.

The Guarantor shall pay on demand by the Trustee any and all costs, fees and expenses (including legal fees and expenses on a solicitor and client basis) incurred by the Trustee, its agents, advisors and counsel or any of the Holders in enforcing any of their rights under any Guarantee of a particular series of Notes.

Section 3.14 No Merger or Waiver; Cumulative Remedies.

No Guarantee shall operate by way of merger of any of the obligations of the Guarantor under any other agreement, including the Indenture. No failure to exercise and no delay in exercising, on the part of the Trustee or the Holders of a particular series of Notes, any right, remedy, power or privilege hereunder or under the Indenture or the Notes, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under the Indenture or the Notes preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges in the Guarantee and under the Indenture, the Notes and any other document or instrument between the Guarantor or the Company and the Trustee are cumulative and not exclusive of any rights, remedies, powers and privilege provided by law.

Section 3.15 Guarantee in Addition to Other Guaranteed Obligations.

The obligations of the Guarantor under its Guarantee of each series of Notes and the Indenture are in addition to and not in substitution for any other obligations to the Trustee or to any of the Holders of that series of Notes in relation to the Indenture or the Notes and any guarantees or security at any time held by or for the benefit of any of them.

Section 3.16 Successors and Assigns.

The Guarantee shall be binding upon and inure to the benefit of the Guarantor and the Trustee and the other Holders and their respective successors and permitted assigns, except that the Guarantor may assign any of its obligations hereunder or thereunder.

ARTICLE 4

ADDITIONAL EVENT OF DEFAULT WITH RESPECT TO THE NOTES

Section 4.01 Event of Default. Section 501 of the Base Indenture is hereby amended, in connection with this Fourth Supplemental Indenture and with respect to the Notes, by inserting the following clause (10):

(10) The Guarantee ceases to be in full force and effect (except as contemplated by the terms hereof) or the Guarantor denies or disaffirms its obligations under the Indenture or the Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of the Indenture, and such Default continues for 10 days.

ARTICLE 5

APPLICATION OF MONEY COLLECTED

Section 5.01 Application of Money Collected. Section 506 of the Base Indenture is hereby amended, in connection with this Fourth Supplemental Indenture and with respect to the Notes, by deleting “THIRD: To the Company or to such party as a court of competent jurisdiction shall direct” in its entirety and replacing it with:

“THIRD: To the Company or, if applicable, the Guarantor, as their respective interests may appear, or to such party as a court of competent jurisdiction shall direct;”

ARTICLE 6

MISCELLANEOUS

Section 6.01 Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act which is required under such Act or deemed to be a part of and govern this Fourth Supplemental Indenture, such required or deemed provision shall control. If any provision of this Fourth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Fourth Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 6.02 New York Law to Govern. This Fourth Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law or any successor to such statute). The Trustee, the Company and the Guarantor agree to submit to the non-exclusive jurisdiction of any United States federal or state court located in the borough of Manhattan, in the city of New York in any action or proceeding arising out of or relating to this Fourth Supplemental Indenture or the Notes. This Fourth Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

The Trustee, the Company and the Guarantor hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Fourth Supplemental Indenture or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Trustee, the Company or the Guarantor relating thereto. The Company and the Guarantor acknowledge and agree that they have received full and sufficient consideration for this provision and that this provision is a material inducement for the Trustee entering into this Fourth Supplemental Indenture.

Section 6.03 Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 6.04 Separability Clause. In case any provision in this Fourth Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.05 Ratification. The Base Indenture, as supplemented and amended by this Fourth Supplemental Indenture, is in all respects ratified and confirmed. The Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Fourth Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture.

Section 6.06 Effectiveness. The provisions of this Fourth Supplemental Indenture shall become effective as of the date hereof.

Section 6.07 Trustee’s Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.

ACTAVIS, INC., as Issuer

By:	/s/ David A. Buchen
	Name:	David A. Buchen
	Title:	Chief Legal Officer – Global and Secretary

ACTAVIS PLC, as Guarantor

By:	/s/ Paul M. Bisaro
	Name:	Paul M. Bisaro
	Title:	Director and President and CEO

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael Tu
	Name:	Michael Tu
	Title:	Assistant Vice President